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                                                                    Exhibit 99.1

Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania
18103
(800) 422-2825

Contact:  Thomas B. Dornblaser
          Manager, Investor Relations
                                                   News Release
New York Stock Exchange (BPL)                 FOR IMMEDIATE RELEASE
                                              August 12, 1997



     Allentown, PA August 12, 1997 . . . Buckeye Management Company, the general partner of Buckeye Partners, L.P., today announced that the restructuring of its employee stock ownership plan ("ESOP") had been approved by Unitholders at a special meeting held on August 11, 1997, and that the restructuring was consummated on August 12, 1997. As part of the transaction, Buckeye Partners, L.P. issued an additional 1,286,573 LP Units, representing approximately 10 percent of the total outstanding LP Units, for the benefit of the ESOP.

     The Board of Directors of Buckeye Management Company also declared a regular quarterly partnership cash distribution of $.88 per unit payable August 29, 1997 to unitholders of record on August 22, 1997. This cash distribution represents a quarterly increase of $.13 per unit, an increase of over 17 percent from the prior quarterly cash distribution level of $.75 per unit, to an indicated annual cash distribution of $3.52 per unit. This is the 42nd consecutive quarterly cash distribution paid by the Partnership.

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,500 miles of pipeline operating in 10 states.

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